EXHIBIT 10.3

GENTHERM INCORPORATED

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

TIME-BASED GRANT

Gentherm Incorporated, a Michigan corporation (the “Corporation”), as permitted by the Gentherm Incorporated 2013 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), a restricted stock unit award as described herein, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement (“Agreement”).

Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan.

1.    NOTICE OF RESTRICTED STOCK UNIT AWARD.

Participant:

Grant Date:

Number of Restricted Stock Units in Award:

2.    GRANT OF RESTRICTED STOCK UNIT AWARD. The Corporation hereby grants to the Participant, as of the Grant Date, the number of restricted stock units (“RSUs”) described in the table above. Each RSU that becomes vested in accordance with the terms of this Agreement represents the right to receive one share of Common Stock of the Corporation.

3.    VESTING IN GENERAL. Except as otherwise provided in this Agreement, the RSUs shall become vested in the following amounts on the following dates, provided, however, that the portion of the RSUs scheduled to become vested on any such vesting date shall become vested on such vesting date only if the Participant remains continuously employed on a full-time basis with the Corporation or its Subsidiaries from the Grant Date until such vesting date:

Anniversary of Grant Date (each, a “Vesting Date”)	Shares of RSUs Vested on Vesting Date

First

Second

Third

4.    QUALIFYING TERMINATION PRIOR TO NORMAL VESTING DATE. Notwithstanding Section 3 of this Agreement but subject to the notice and release requirements set forth below in this Section 4, if the Participant’s employment is terminated (a) on account of the Participant’s death, (b) on account of the Participant’s “Disability” (as defined below), (c) on account of the Participant’s termination by the Corporation or applicable Subsidiary without “Cause” (as defined in the Offer Letter between the Corporation and the Participant dated as of October 22, 2018 (the “Offer Letter”)), whether or not in connection with a “Change in

Control” (as defined in the Offer Letter), or (d) on account of the Participant’s resignation for “Good Reason” (as defined in the Offer Letter), any then unvested RSUs shall become vested as of the date of the Participant’s employment termination. The vesting of unvested RSUs under this Section 4 is conditioned upon the Participant (or, in the case of the Participant’s death, an executor or administrator of the Participant’s estate) signing and delivering to the Corporation, and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation) by which the Participant releases the Corporation and its affiliated entities and individuals from any claim arising from the Participant’s employment by, or termination of employment with, the Corporation or its Subsidiaries, in consideration for the receipt and vesting of the RSUs. Any RSUs that would have otherwise vested under this Section 4 shall be forfeited unless the general release becomes effective and irrevocable on or before the 30th day following such termination of the Participant’s employment.

5.    DISABILITY. “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected either to result in death or to last for an uninterrupted period of not less than twelve (12) months.

6.    FORFEITURE. Upon termination of the Participant’s employment with the Corporation and its Subsidiaries for any reason prior to the generally applicable vesting date under Section 3 above, any RSUs that do not become vested upon such employment termination in accordance with the terms of this Agreement shall be immediately canceled and forfeited for no consideration at the time of termination of the Participant’s employment termination.

7.    SETTLEMENT OF RSUS. Subject to satisfaction of the Participant’s withholding tax obligations under Section 11 below, within ten (10) business days after the date upon which an RSU becomes vested in accordance with the terms of this Agreement, the Corporation shall issue or transfer to the Participant one share of Common Stock. In all cases in which RSUs vest in accordance with Section 4, the delivery of Common Stock by the Corporation is conditioned upon the receipt by the Corporation of the general release of claims described in Section 4.

8.    RIGHTS AS STOCKHOLDER. Until and if shares of Common Stock are issued in settlement of vested RSUs, the Participant shall not have any rights of a stockholder (including voting and dividend rights) in respect of the Common Shares underlying the RSUs.

9.    ADJUSTMENTS. In the event of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Corporation that occurs after the Grant Date and prior to the date of settlement of the RSUs, appropriate adjustments shall be made to the RSUs so that they represent the right to receive upon settlement any and all substituted or additional securities or other property (other than cash dividends) to which the Participant would have been entitled if the Participant had owned, at the time of such stock dividend, stock split, recapitalization, merger, consolidation, or reorganization, the Common Stock that may be issued upon vesting of the RSUs.

10.    NON-TRANSFERABILITY OF AWARD. Neither the RSUs nor any interest in the RSUs may be transferred, assigned, pledged, hypothecated or borrowed against, except for a transfer under the laws of descent or distribution as a result of the death of the Participant. The terms of the Plan and this Agreement shall be binding upon the Participant’s executors, administrators, heirs, successors and assigns. Any attempt to transfer, assign, pledge or hypothecate the RSUs in violation of this Section 10 in any manner shall be null and void and without legal force or effect.

11.    WITHHOLDING OBLIGATIONS. The Participant shall be responsible for all taxes required by law to be withheld by the Corporation or a Subsidiary in respect of the settlement of vested RSUs, and the Corporation may make any arrangements it deems appropriate to ensure payment of any such tax by the Participant. In its Discretion and by way of example and without limitation (i) the Corporation may condition the settlement of vested RSUs upon the Participant first paying cash to the Corporation in an amount equal to any such withholding tax obligation, (ii) the Corporation may retain and not issue to the Participant that number of shares of Common Stock otherwise issuable upon vesting of the RSUs which have a then value equal to the amount of any such withholding tax, or (iii) the Corporation or any Subsidiary may collect any such withholding tax by reducing any compensation or other amount otherwise then or thereafter owing by the Corporation or any Subsidiary to the Participant.

12.    THE PLAN; AMENDMENT. This Award is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan, which is incorporated herein by reference. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Corporation and the Participant. The Corporation shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.    RIGHTS OF PARTICIPANTS; REGULATORY REQUIREMENTS. Without limiting the generality of any other provision of this Agreement or the Plan, Sections 21 and 22 of the Plan pertaining to the Participant’s rights and certain regulatory requirements are hereby explicitly incorporated into this Agreement.

14.    NOTICES. Notices hereunder shall be mailed or delivered to the Corporation at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Corporation or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15.    GOVERNING LAW. This Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Michigan, without regard to its choice of law or conflict of law provisions that would cause the application of the laws of any jurisdiction other than the State of Michigan.

16.    TRANSFER OF PERSONAL DATA. The Participant authorizes, agrees and unambiguously consents to the transmission by the Corporation (and its Subsidiaries) of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

17.    BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Corporation and its successors and assigns. The Participant shall not assign (except in accordance with Section 10 hereof) any part of this Agreement without the prior express written consent of the Corporation.

18.    HEADINGS. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.    SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

21.    ACQUIRED RIGHTS. The Participant acknowledges and agrees that: (a) the Corporation may terminate or amend the Plan at any time; (b) the award of the RSUs made under this Agreement is completely independent of any other award or grant and is made in the Discretion of the Corporation; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary or compensation, and shall not be considered as part of such salary or compensation in the event of or for purposes of determining the amount of or entitlement to severance, redundancy or resignation or benefits under any employee benefit plan.

22.    RESTRICTIVE COVENANTS; COMPENSATION RECOVERY. By signing this Agreement, Participant acknowledges and agrees that this Award or any Award previously granted to Participant by the Corporation or a Subsidiary shall be subject to forfeiture as a result of the Participant’s violation of any agreement with the Corporation regarding non-competition, non-solicitation, confidentiality, inventions and/or other restrictive covenants (the “Restricted Covenant Agreements”). For avoidance of doubt, compensation recovery rights to shares of Common Stock (including such shares acquired under previously granted equity awards) shall extend to the proceeds realized by the Participant due to the sale or other transfer of such shares. The Participant’s prior execution of the Restricted Covenant Agreements was a material inducement for the Corporation’s grant of this Award.

23.    CODE SECTION 409A. It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted and administered in accordance such intent; provided, however, that in no event shall the Corporation or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other damage suffered by the Participant on account of this Award being subject to but not in compliance with Section 409A of the Code.

SIGNATURE PAGE FOLLOWS

GENTHERM INCORPORATED

By:

Name:

Title:

Dated:

PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, NOR IN THE CORPORATION’S 2013 EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION AS AN EMPLOYEE OF THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT WITH THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

BY ACCEPTING THIS AGREEMENT, PARTICIPANT ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE PARTICIPANT IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. PARTICIPANT ACCEPTS THE RESTRICTED STOCK UNITS SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. PARTICIPANT HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. PARTICIPANT AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AGREEMENT.

By:

Name:

Dated:

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